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                                                                       Exhibit 4


SUN LIFE (N.Y.) Sun Life Insurance and Annuity Company of New York

HOME OFFICE:                          ANNUITY SERVICE MAILING ADDRESS:

122 East 42nd Street               Sun Life Assurance Company of Canada (U.S.)
Suite 1900                         Retirement Products and Services
New York, New York   10017         P.O. Box 9141
                                   Boston, MA  02117

Sun Life Insurance and Annuity Company of New York (the "Company") will pay an annuity commencing on the Annuity Commencement Date to the Annuitant, if then living, by applying the adjusted value of the Accumulation Account of this Contract in accordance with its Settlement Provisions. If the Annuitant dies while this Contract is in effect and before the Annuity Commencement Date, the Company will pay a death benefit to the Beneficiary upon receipt of Due Proof of Death of the Annuitant. Under certain circumstances, if the Owner dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law. All payments will be made to the persons and in the manner set forth in this Contract. Provisions and endorsements printed or written by the Company on the following pages form part of this Contract.

Signed by the Company at its Home Office, New York, New York, on the Issue Date.

/s/ C. James Prieur                                   /s/  Ellen B. King

    C. James Prieur                                        Ellen B. King
       President                                             Secretary

   FLEXIBLE PAYMENT DEFERRED COMBINATION VARIABLE AND FIXED INDIVIDUAL ANNUITY
                   CONTRACT SUN LIFE (N.Y.) VARIABLE ACCOUNT C
                                NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

USE OF CONTRACT This Contract is available for retirement and deferred compensation plans, some of which may qualify for special tax treatment under Internal Revenue Code Sections 401, 403 or 408.

RIGHT TO RETURN CONTRACT PLEASE READ THIS CONTRACT. If not satisfied with it, the Owner may, within 10 days after its receipt, return it by delivering or mailing it to the Annuity Service Mailing Address shown above. Immediately upon receipt of this Contract by the Company, this Contract will be deemed void as though it had never been applied for, and the value of this Contract's Accumulation Account at the end of the Valuation Period during which this Contract is delivered or mailed to the Annuity Service Mailing Address shown above will be refunded to the Owner.

The smallest annual rate of investment return which would have to be earned on the assets of the Variable Account so that the dollar amount of Variable Annuity payments will not decrease is 3.0%. Explicit charges against the assets of the Variable Account are a mortality risk charge, an expense risk charge and an administrative expense charge, which are assessed at an effective annual rate of 0.85%, 0.45% and 0.15%, respectively, and deducted from the Variable Account at the end of each Valuation period.

IMPORTANT NOTICE

It is not necessary to employ any person to collect any payment or benefit provided by this Contract. When you require help or advice, write directly to the Company at its Annuity Service Mailing Address. This Contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this Contract or replace it with a new contract.


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                                TABLE OF CONTENTS

                                                                  Page
CONTRACT SPECIFICATIONS PAGE                                         4
DEFINITIONS                                                          5
FIXED AND VARIABLE ACCOUNTS                                          7
   Fixed Account                                                     7
   Variable Account and Sub-Accounts                                 7
   Ownership of Assets                                               7
   Investments of the Sub-Accounts                                   7
   Substitution                                                      7
PURCHASE PAYMENTS                                                    8
   Payments                                                          8
   Purchase Payment Interest                                         8
   Contract Continuation                                             8
   Allocation of Net Purchase Payments                               8
CONTRACT VALUES DURING ACCUMULATION PERIOD                           8
   Accumulation Account                                              8
   Crediting Variable Accumulation Units                             8
   Variable Accumulation Unit Value                                  8
   Variable Accumulation Value                                       9
   Net Investment Factor                                             9
   Guarantee Periods                                                 9
   Guaranteed Interest Rates                                        10
   Fixed Accumulation Value                                         10
   Transfer Privilege                                               10
   Account Fee                                                      11
CASH WITHDRAWALS and  WITHDRAWAL CHARGES                            11
   Cash Withdrawals                                                 11
   Withdrawal Charges                                               12
DEATH BENEFIT                                                       13
   Death Benefit Provided by the Contract                           13
   Election and Effective Date of Election                          13
   Payment of Death Benefit                                         14
   Amount of Death Benefit                                          14
SETTLEMENT PROVISIONS                                               14
   General                                                          14
   Election and Effective Date of Election                          15
   Determination of Amount                                          15
   Effect of Annuity Commencement Date on Accumulation Account      15
   Annuity Commencement Date                                        15
   Fixed Annuity Payments                                           16
   Variable Annuity Payments                                        16
   Annuity Unit Value                                               16
   Exchange of Annuity Units                                        16
   Account Fee                                                      16
   Description of Annuity Options                                   16
   Amounts Payable on Death of Payee                                17
   Annuity Payment Rates                                            17


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
OWNERSHIP PROVISIONS                                                19
   Exercise of Contract Rights                                      19
   Change of Ownership                                              19
   Death of Owner                                                   19
   Voting of Fund Shares                                            20
   Periodic Reports                                                 20
BENEFICIARY PROVISION                                               20
   Designation and Change of Beneficiary                            20
GENERAL PROVISIONS                                                  21
   Age and Sex Misstatement                                         21
   Contract                                                         21
   Currency                                                         21
   Determination of Values                                          21
   Governing Law                                                    21
   Guarantees                                                       21
   Incontestability                                                 21
   Modification                                                     21
   Nonparticipating                                                 22
   Payments by the Company                                          22
   Proof of Age                                                     22
   Proof of Survival                                                22
   Splitting Units                                                  22
   Optional Programs                                                22
   Rights Reserved by the Company                                   22
QUALIFIED CONTRACT PROVISIONS


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                           (Intentionally Left Blank)





                                       4
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                                   DEFINITIONS


Any reference in this Contract to "receipt" and "received" by the Company means receipt at the Company's Annuity Service Mailing Address shown on the first page of this Contract.

ACCUMULATION ACCOUNT: An account established for this Contract to which Net Purchase Payments are credited.

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Owner.

ANNUITANT: The person or persons named on the Contract Specifications page and on whose life the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the new Annuitant will be the Co-Annuitant, if any. If the Co-Annuitant dies or if no Co-Annuitant is named, the Owner becomes the Annuitant upon the Annuitant's death prior to the Annuity Commencement Date.

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to be made. This date may not be earlier than the first Contract Anniversary.

*ANNUITY OPTION: The method for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment from the Variable Account.

APPLICATION: The document signed by the Owner that evidences the Owner's application for this Contract.

*BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the Death Benefit set forth in this Contract and, for a Contract issued under a Non-Qualified Contract, who, in the event of the Owner's death, is the designated Beneficiary for purposes of Section 72(s) of the Code. After the Annuity Commencement date, the person or entity having the right to receive any payments due under the Annuity Option elected, if applicable, upon the death of the Payee. This Contract must be owned by a natural person or agent for a natural person for the Contract to receive favorable income tax treatment as an annuity.

CODE:    The internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Insurance and Annuity Company of New York.

CONTRACT YEARS AND CONTRACT ANNIVERSARIES: The Contract Year shall be the period of 365 days measured from the Issue Date. The Contract Anniversary is the last day of a Contract Year.

DEATH BENEFIT DATE: The date on which the Death Benefit election is effective, which is the later of (a) the date on which the Company receives Due Proof of Death and (b) the date on which the Company receives the Beneficiary's election.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

EXPIRATION DATE: The last day of a Guarantee Period.

FIVE YEAR ANNIVERSARY: The fifth Contract Anniversary and each succeeding Contract Anniversary occurring at any five year interval thereafter, for example, the 10th, 15th, and 20th Contract Anniversaries.


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FIXED ACCOUNT: The Fixed Account consists of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

FUND(S): One or more open-end management investment companies or "mutual funds" registered under the Investment Company Act of 1940.

GUARANTEE AMOUNT: Any portion of the Accumulation Account value allocated to a particular Guarantee Period with a particular Expiration Date (including interest earned thereon).

GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during any Guarantee Period.

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

ISSUE DATE: The date on which the Contract becomes effective.

NET INVESTMENT FACTOR: An index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one.

NET PURCHASE PAYMENT: The portion of a Purchase Payment which remains after the deduction of any applicable premium or similar tax.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, or 408 of the Code. The Contract must be owned by a natural person or agent for a natural person for the Contract to receive favorable income tax treatment as an annuity.

*OWNER: The person, persons or entity entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c) or Section 408(k) of the Code to serve as legal owner of assets of a retirement plan, but the term Owner, as used herein, refers to the organization entering into the Contract.

PAYEE: A recipient of payments relating to this Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of either the Owner prior to the Annuity Commencement date or the Annuitant, after the Annuity Commencement Date.

PRINCIPAL: The sum of all Net Purchase Payments less the sum of all withdrawals.

PURCHASE PAYMENT (PAYMENT): An amount paid to the Company by the Owner or on behalf of the Owner, as consideration for the benefits provided by this Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403 or 408 of the Code.


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
SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific series or subseries of the Fund.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

VARIABLE ACCOUNT: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the variable portion of the Contract's Accumulation Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

*As specified in the Application, unless changed.


                                       7
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                           FIXED AND VARIABLE ACCOUNTS

FIXED ACCOUNT

      The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company. Any portion of a Net Purchase Payment allocated by the Owner to a Guarantee Period(s) will become part of the Fixed Account.

VARIABLE ACCOUNT AND SUB-ACCOUNTS

      The Variable Account to which the variable accumulation values and Variable Annuity payments, if any, under this Contract relate is Sun Life (N.Y) Variable Account C. It was established by the Company on October 18, 1985 pursuant to a resolution of its Board of Directors and is registered as a unit investment trust under the Investment Company Act of 1940. The income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains or losses of the Company. That portion of the assets of the Variable Account equal to the reserves and other Contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

      The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated series or sub-series of the Fund. The values of the Variable Accumulation Units and the Annuity Units described in the Contract reflect the investment performance of the Sub-Accounts.

      At the Company's election and subject to prior approval by the Superintendent of Insurance of the State of New York and to any necessary vote by persons having the right to give instructions with respect to the voting of Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required In the event of any change in the operation of the Variable Account pursuant to this provision, the Company may make appropriate endorsement to this Contract to reflect the change and take such other action as may be necessary and appropriate to reflect the change.

OWNERSHIP OF ASSETS

      The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts.

INVESTMENTS OF THE SUB-ACCOUNTS

      All amounts allocated to a Sub-Account will be used to purchase shares of a specific series or subseries of the Fund. The Fund shares available on the Issue Date are shown on the Contract Specifications page; more series may be subsequently added or deleted. The Fund is an open-end investment company (mutual fund) registered under the Investment Company Act of 1940. Any and all distributions made by the Fund with respect to shares held by a Sub-Account will be reinvested to purchase additional shares of that series at net asset value. Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted. Each Sub-Account will be fully invested in Fund shares at all times.

SUBSTITUTION

Shares of any or all series of the Fund may not always be available for purchase by the Sub-Accounts or the Company may decide that further investment in such shares is no longer appropriate in view of the purposes of the Variable Account, or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another series or shares of another registered open-end investment company or unit investment trust may be substituted both for Fund shares already purchased by the Sub-Account and/or as the security to be purchased in the future, provided that these substitutions meet applicable Internal Revenue Service diversification guidelines and have been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement to this Contract to reflect the substitution.


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                                PURCHASE PAYMENTS

PAYMENTS

All Purchase Payments are to be paid to the Company at its Annuity Service Mailing Address. The amount of Purchase Payments may vary; however, the Company will not accept an initial Purchase Payment for any Contract which is less than the minimum amount specified on the Contract Specifications page. Each additional Purchase Payment must be at least the minimum additional amount specified on the Contract Specifications page. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would cause the Accumulation Account Value to exceed the maximum Purchase Payment amount specified on the Contract Specifications page. If the Accumulation Account Value exceeds such maximum amount, no additional Purchase Payments will be allocated without the prior approval of the Company.

      The initial Purchase Payment attributable to this Contract is shown on the Contract Specifications page.

PURCHASE PAYMENT INTEREST

         Purchase Payments will be credited with interest at the rate shown on the Contract Specifications page. An Owner may choose between two Purchase Payment Interest options: Option A provides for the crediting of interest at the rate shown on the Contract Specification Page to each Purchase Payment made during the first Contract Year. On each Five-Year Anniversary, additional interest (called "Five Year Anniversary Interest") will be credited to the Accumulation Account Value at the rate shown on the Contract Specification Page. Option B provides for the crediting of interest at the rate shown on the Contract Specification Page to all Purchase Payment accepted by the Company. If no option is elected on or before the Date of Coverage, Option A will automatically apply.

         Interest under either option will be credited during the same Valuation Period that the Purchase Payment is received (or on any Five Year Anniversary if Option A is elected) and allocated to the Sub-Accounts and/or Fixed Account in the same proportion as the Net Purchase Payment is allocated. If Option A was elected, any Five-Year Anniversary Interest will be proportionally allocated to the Sub-Accounts and/or the Fixed Account (excluding any Fixed Account if used to support a dollar-cost averaging transfer program) based on their respective values.

         No Purchase Payment interest will be credited if the Contract is returned pursuant to the Right To Return provision.

CONTRACT CONTINUATION

      This Contract shall be continued automatically in full force during the lifetime of the Annuitant until the Annuity Commencement Date or until it is surrendered.

ALLOCATION OF NET PURCHASE PAYMENTS

      The Net Purchase Payment is that portion of a Purchase Payment which remains after deduction of any applicable premium or similar tax. Upon receipt by the Company, the Net Purchase Payment will be allocated either to the Sub-Accounts or to Guarantee Periods available in connection with the Fixed Account or to both the Sub-Accounts and the Fixed Account in accordance with the allocation factors specified in the Application, or as subsequently changed.

      The allocation factors for new Purchase Payments among the Guarantee Periods and the Sub-Accounts may be changed by the Owner at any time by giving written notice of the change to the Company. Any change will take effect with the first Purchase Payment received with or after receipt of notice of the change by the Company and will continue in effect until subsequently changed.


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                   CONTRACT VALUES DURING ACCUMULATION PERIOD

ACCUMULATION ACCOUNT

      The Company will establish an Accumulation Account for this Contract and will maintain the Accumulation Account during the Accumulation Period. This Contract's Accumulation Account value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Accumulation Account for that Valuation Period.

VARIABLE ACCOUNT VALUE

CREDITING VARIABLE ACCUMULATION UNITS

      Upon receipt of a Purchase Payment by the Company, all or that portion, if any, of the Net Purchase Payment to be allocated to the Sub-Accounts will be credited to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units to be credited is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for the Valuation Period during which the Purchase Payment is received by the Company.

VARIABLE ACCUMULATION UNIT VALUE

The Variable Accumulation Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Variable Accumulation Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the Net Investment Factor described below.

VARIABLE ACCUMULATION VALUE

      The variable accumulation value, if any, of an Accumulation Account for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units of each Sub-Account credited to the Accumulation Account for such Valuation Period. The variable accumulation value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

NET INVESTMENT FACTOR

      The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

      The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

a)   is the net result of:

     1) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

     2) the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the ex-dividend date occurs during the Valuation Period, plus or minus

     3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;


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b)   is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

c) is the asset charge factor determined by the Company for the Valuation Period to reflect the charges for assuming the mortality and expense risks and administrative expense risks.

      The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The daily asset charge factor will be determined by the Company annually, but in no event may it exceed the maximum daily asset charge factor specified on the Contract Specifications page of this Contract.

FIXED ACCOUNT VALUE

GUARANTEE PERIODS

The Owner elects one or more Guarantee Period(s) from among those made available by the Company. The period(s) elected will determine the Guaranteed Interest Rate(s). A Net Purchase Payment or the portion (at least $1,000) thereof (or amount transferred in accordance with the Transfer Privilege provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Initial Guarantee Periods begin on the date a Net Purchase Payment is applied (or, in the case of a transfer, on the effective date of the transfer) and end when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) has elapsed. The last day of a Guarantee Period is the Expiration Date. Subsequent Guarantee Periods begin on the first day following the Expiration Date.

      Any portion of the Accumulation Account value allocated to a particular Guarantee Period with a particular Expiration Date (including interest earned thereon) is referred to as a Guarantee Amount. As a result of additional Purchase Payments, renewals and transfers of portions of the Accumulation Account value, Guarantee Amounts allocated to Guarantee Periods of the same duration may have different Expiration Dates.

      The Company will notify the Owner in writing at least 45 and no more than 75 days prior to the Expiration Date for any Guarantee Amount. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period unless the Company receives, in writing prior to the end of such Guarantee Period, an election by the Owner of a different Guarantee Period from among those being offered by the Company at such time, or instructions to transfer all or a portion of the Guarantee Amount to one or more Sub-Accounts in accordance with the Transfer Privilege provision of this Contract. Each new Guarantee Amount must be at least the amount set forth on the Contract Specifications page unless it is equal to the entire Guarantee Amount being transferred.

GUARANTEED INTEREST RATES

      The Company periodically will establish an applicable Guaranteed Interest Rate for each Guarantee Period offered by the Company. These rates will be guaranteed for the duration of the respective Guarantee Periods.

      No Guaranteed Interest Rate shall be less than Minimum Guarantee Interest Rate shown on the Contract Specifications page, compounded annually.

FIXED ACCUMULATION VALUE

      Upon receipt of a Purchase Payment by the Company, all or that portion, if any, of the Net Purchase Payment which is allocated to the Fixed Account will be credited to the Accumulation Account and allocated to the Guarantee Period(s) selected by the Owner. The fixed accumulation value, if any, of the Accumulation Account for any Valuation Period is equal to the sum of the values of all Guarantee Amounts credited to the Accumulation Account for such Valuation Period.


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TRANSFER PRIVILEGE

      At any time during the Accumulation Period the Owner may transfer all or part of the Accumulation Account value to one or more Sub-Accounts or Guarantee Periods, subject to the conditions set forth below. A transfer will generally be effective on the date the request for transfer is received by the Company.

      Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers to a Guarantee Period will result in a new Guarantee Period for the amount being transferred. Any such Guarantee Period will begin on the effective date of the transfer and end on the Expiration Date. The amount transferred into such Guarantee Period will earn interest at the Guaranteed Interest Rate declared by the Company for that Guarantee Period as of the effective date of the transfer.

Transfers shall be subject to the following conditions: (1) not more than the Maximum Number of transfers shown on the Contract Specification page may be made in any Contract Year; (2) a minimum of 30 days must elapse between transfers made to or from the Fixed Account or among Guarantee Periods; (3) the amount being transferred from a Sub-Account may not be less than the amount shown on the Contract Specifications page, unless the total Accumulation Account value attributable to a Sub-Account is being transferred; (4) any Accumulation Account value remaining in a Sub-Account may not be less than the amount shown on the Contract Specifications page; and (5) the total Accumulation Account value attributable to the Guarantee Amount must be transferred; however, the transfer of interest credited to such Guarantee Amount during the current Contract Year and automatic transfers to a Sub-Account of amounts allocated to a Guarantee Period in connection with an approved dollar cost averaging program are not subject to this restriction. In addition transfers involving Variable Accumulation Units shall be subject to such terms and conditions as may be imposed by the Fund.

ACCOUNT FEE

      Prior to the Annuity Commencement Date, on each Contract Anniversary the Company will deduct from the Accumulation Account value an annual account fee to reimburse the Company for administrative expenses relating to the Contract and the Accumulation Account. In Contract Years one through five the account fee is equal to the amount specified on the Contract Specifications page; thereafter the account fee may be changed annually, but in no event may it exceed the lesser of the maximum amount specified on the Contract Specifications page. The account fee will be deducted on a pro rata basis from amounts allocated to each Guarantee Period and each Sub-Account in which the Accumulation Account is invested at the time of such deduction. If the Contract is surrendered for its full value on other than a Contract Anniversary, the account fee will be deducted in full at the time of such surrender. The Company will waive the account fee when either a) the entire Accumulation Account value has been allocated to the Fixed Account during the entire previous Contract Year, or b) the Accumulation Account value is greater than the amount specified on the Contract Specifications page on the Contract Anniversary. On the Annuity Commencement Date the value of the Accumulation Account will be reduced by a proportionate amount of the account fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

      After the Annuity Commencement Date an annual account fee the amount specified on the Contract Specifications page will be deducted in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

                     CASH WITHDRAWALS AND WITHDRAWAL CHARGES

CASH WITHDRAWALS

      At any time before the Annuity Commencement Date the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. Any cash withdrawal payment will be paid within seven days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940 and New York insurance law. The

Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six months from the date written request for such withdrawal is received by the Company.

      The Owner may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective, less the account fee, and less any applicable withdrawal charge. In the case of a full surrender, this Contract will be canceled. A partial withdrawal (a payment of an amount less than that paid under a full surrender) will result in the cancellation of a portion of the Accumulation Account value with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus any applicable withdrawal charge.

      In the case of a partial withdrawal, the Owner may instruct the Company as to the amounts to be withdrawn from each Sub-Account and/or Guarantee Amount. If not so instructed, the Company will effect such withdrawal pro rata from each Sub-Account and Guarantee Amount in which the Accumulation Account value is invested at the end of the Valuation Period during which the withdrawal becomes effective. If a partial withdrawal is requested which would leave the Accumulation Account value lower than the account fee, then such partial withdrawal will be treated as a full surrender.

      Cash withdrawals from a Sub-Account will result in the cancellation of Variable Accumulation Units with an aggregate value on the effective date of the withdrawal equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit values of the Sub-Account for the Valuation Period during which the cash withdrawal is effective.

WITHDRAWAL CHARGES

      If a cash withdrawal is made, the amount of any withdrawal charge is determined as follows:

     - Old Payments, and new Payments: With respect to a particular Contract Year, new Payments are those Payments made in that Contract Year or in the six immediately preceding Contract Years; and old Payments are those Payments not defined as new Payments.

     - Order of liquidation: For purposes of a full surrender or partial withdrawal, each withdrawal is allocated first to the withdrawal amount without charge and then to previously unliquidated Payments (on a first-in, first-out basis) until all Purchase Payments have been liquidated. Any remaining balance that is withdrawn will be considered "earnings" as defined below.

     - "Withdrawal Charge Free Amount": The amount that can be withdrawn without application of the withdrawal charge is equal to any previously unliquidated old Payments plus the greater of:

               *"earnings" in the prior Contract Year, defined as the positive difference in the Accumulation Account Value as measured on the first and last days of the prior Contract Year and adjusted for any Purchase Payments and/or withdrawals made during the prior Contract Year; and

               *10% of any new Payments, irrespective of whether these new Payments have been liquidated.


     - Maximum withdrawal amount without a withdrawal charge: The maximum amount that can be withdrawn without a withdrawal charge in a Contract Year is equal to the "Withdrawal Charge Free Amount"

     - Amount subject to withdrawal charge: For any partial withdrawal or full surrender, the amount subject to withdrawal charge is the amount of the partial withdrawal or full surrender less the maximum withdrawal amount without a withdrawal charge, up to a maximum of the sum of all unliquidated new Payments.

     - Withdrawal charge percentage: The withdrawal charge percentage varies according to the number of complete Contract Years between the Contract Year in which a Purchase Payment was credited to the Accumulation Account and the Contract Year in which it is withdrawn.

     - Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to a withdrawal charge by the withdrawal charge percentage(s) shown on the Contract Specifications page.

      No withdrawal charge is imposed upon transfers or amounts applied to purchase an annuity, or on payment of the death benefit. In no event shall the withdrawal charge assessed against the Accumulation Account value exceed the maximum withdrawal charge allowed under Section 4223 of the New York Insurance Law. For any Qualified Contract, the Withdrawal Charge Free Amount in any Contract Year will be the greater of the Withdrawal Charge Free Amount described above and any amounts required to be withdrawn to comply with the minimum distribution requirements of the Code. This applies only to the portion of the required minimum distribution attributable to that Qualified Contract.

                                  DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT

      If the Owner dies while this Contract is in effect and before the Annuity Commencement Date, the Company, upon receipt of Due Proof of Death of the Annuitant, will pay a death benefit to the Beneficiary in accordance with this Death Benefit provision. If there is no designated Beneficiary living on the date of death of the Owner, the Company will pay the death benefit, upon receipt of Due Proof of Death of both the Owner and the designated Beneficiary, in one sum to the estate of the deceased Owner. If the death of the Owner occurs on or after the Annuity Commencement Date, no death benefit will be payable under this Contract, except as may be provided under the form of annuity elected.

ELECTION AND EFFECTIVE DATE OF ELECTION

      During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the death benefit applied under one or more of the Annuity Options in accordance with the Contract's Settlement provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Annuitant. This election may be made or subsequently revoked by filing with the Company at its Annuity Service Mailing Address a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the death benefit by the Owner will become effective on the date it is received by the Company. For the purposes of the Payment of Death Benefit and Amount of Death Benefit sections below, any election of the method of settlement of the death benefit by the Owner which is in effect on the date of death of the Owner will be deemed effective on the date Due Proof of Death of the Owner is received by the Company.

      If no election of a method of settlement of the death benefit by the Owner is in effect on the date of death of the Owner the Beneficiary may elect (a) to receive the death benefit in the form of a cash payment, in which event the Accumulation Account will be canceled; or (b) to have the death benefit applied under one or more of the Annuity Options in accordance with the Settlement provisions to effect, on the Annuity Commencement Date determined in the Payment of Death Benefit section below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. This election may be made by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company; or (b) the date Due Proof of Death of the Owner is received by the Company. If a written election by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Owner is received by the Company, the Beneficiary shall be deemed to have elected a cash payment as of the last day of the 60 day period.

PAYMENT OF DEATH BENEFIT

      If the death benefit is to be paid in cash, payment will be made within seven days of the Death Benefit Date except as the Company may be permitted to defer any such payment of amounts derived from the Variable Account in accordance with the Investment Company Act of 1940. If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the effective date or the deemed effective date of the election and the Accumulation Account will be maintained in effect until the Annuity Commencement Date. The Annuity Commencement Date is determined in this manner to ensure adequate time is available for the establishment and administration of the elected Annuity Option.

AMOUNT OF DEATH BENEFIT

      The death benefit is determined as of the Death Benefit Date.

      If the Owner was age 85 or less on the Issue Date, the Death Benefit is equal to the greatest of

     (a) the Accumulation Account value for the Valuation Period during which the Death Benefit Date occurs; and

     (b) the excess of (i) the sum of all Purchase Payments made under the Contract over (ii) the sum of all partial withdrawals;

     (c) the amount that would have been payable in the event of a full surrender of the Contract on the Death Benefit Date; and

     (d) any Optional Death Benefit, if elected on or before the Issue Date, as shown on the Contract Specifications page

      If the Owner was age 86 or older on the Issue Date, the Death Benefit will equal (c) above.

      A partial withdrawal will affect the amount payable under (b) and (d) on a basis proportional to the reduction in Accumulation Account Value brought about by such withdrawal. That is, any partial withdrawal will reduce the Death Benefit amount to an amount equal to the Death Benefit amount immediately before the withdrawal multiplied by the ratio of the Owner's Accumulation Account immediately after the withdrawal to the Owner's Accumulation Account Value immediately before the withdrawal.

      If (b), (c) or (d) is operative, the Accumulation Account value will be increased by the excess of (b), (c) or, (d) as applicable, over (a) and the increase will be allocated to the Sub-Accounts based on the respective values of the Sub-Accounts on the Death Benefit Date. If no portion of the Accumulation Account is allocated to the Sub-Accounts on that date, the entire increase will be allocated to the Sub-Account invested in the Money Market Series of the Fund.

                              SETTLEMENT PROVISIONS

GENERAL

     On the Annuity Commencement Date, the Accumulation Account will be canceled and its adjusted value, as determined in accordance with the Determination of Amount provision below, will be applied,as specified by the Owner, under one or more of the Annuity Options provided in this Contract or under such other settlement options as may be agreed to by the Company However, if the amount to be applied under any Annuity Option is less than the amount shown on the Contract Specifications Page, or if the first annuity payment payable in accordance with such option is less than $20, the Company will pay the amount to be applied in a single payment to the Payee.

      After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals provision of the Contract. Exchanges of Variable Annuity Units are permitted.

ELECTION AND EFFECTIVE DATE OF ELECTION

      During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in this Contract. The Owner may also change any election but any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company at its Annuity Service Mailing Address, a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain. If more than one person is named as Annuitant, due to the designation of a co-annuitant, the adjusted value of the Accumulation Account will be applied under Annuity Option C with a 50% survivor benefit and the co-annuitant as the designated second person.

      Any such election may specify the proportion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and a Variable Annuity. In the event the election does not so specify or if no election is in effect on the 30th day prior to the Annuity Commencement Date, then the portion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and/or a Variable Annuity will be determined on a pro rata basis from the composition of the Accumulation Account on the Annuity Commencement Date

      The Annuity Options in the Contract may also be elected as provided in the Death Benefit section of this Contract.

DETERMINATION OF AMOUNT

      The adjusted value of the Accumulation Account to be applied to provide a Variable Annuity or a Fixed Annuity or a combination of both, shall be equal to the Accumulation Account value for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus a proportionate amount of the account fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date minus any applicable premium or similar tax.

EFFECT OF ANNUITY COMMENCEMENT DATE ON ACCUMULATION ACCOUNT

          On the Annuity Commencement Date the Accumulation Account will be canceled.

ANNUITY COMMENCEMENT DATE

      The Annuity Commencement Date is set forth on the Contract Specifications page of this Contract. This date may be changed from time to time by the Owner provided that each change is effective at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least 30 days after the effective date of the change; (2) the first day of a month; and (3) not earlier than the first Contract Anniversary and (4) not later than the first day of the first month following the Annuitant's 90th birthday. Any change of the Annuity Commencement Date may be made by filing with the Company at its Annuity Service Mailing Address, a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company.

      The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the Death Benefit section of this Contract.

FIXED ANNUITY PAYMENTS

      The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown on page 18, which are based on the minimum guaranteed interest rate of 2.5% per year or, if more favorable to the Payee(s), in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

VARIABLE ANNUITY PAYMENTS

      The dollar amount of the first Variable Annuity payment shall be determined in accordance with the annuity payment rates shown on page 18, which are based on an assumed interest rate of 3% per year.

      All Variable Annuity payments other than the first are determined by means of Annuity Units credited to this Contract. The number of Annuity Units to be credited in respect of a particular Sub-Account is determined by dividing that portion of the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each Sub-Account credited with respect to the Payee then remains fixed unless an exchange of Annuity Units is made pursuant to the Exchange of Annuity Units section below. The dollar amount of each Variable Annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited to this Contract by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

ANNUITY UNIT VALUE

      The Annuity Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Annuity Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 3% per year used to establish the annuity payment rates found in the Contract. The factor is
0.99991902 for a one day Valuation Period.

EXCHANGE OF ANNUITY UNITS

      After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address, exchange the value of a designated number of Annuity Units of particular Sub-Accounts then credited with respect to such Payee into other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by the exchange. No more than exchanges shown on the Contract Specifications Page may be made in any Contract Year.

      Exchanges may be made among the Sub-Accounts only. Exchanges shall be made using the Annuity Unit values for the Valuation Period during which the request for exchange is received by the Company.

ACCOUNT FEE

      After the Annuity Commencement Date the annual account fee shown on the Contract Specifications Page will be deducted in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

DESCRIPTION OF ANNUITY OPTIONS

      Annuity Options A, B, C and D are available on either a Fixed Annuity or a Variable Annuity basis.

     Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee.

      Annuity Option B. Life Annuity with 60, 120,180 or 240 Monthly Payments Certain. Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120),one hundred eighty (180)or two hundred forty (240) months certain as elected.

      Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited with respect to the Payee, and each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

     Annuity Option D. Monthly Payments for a Specified Period Certain: Monthly payments for any specified period of time (at least ten (10) years but not exceeding thirty (30) years), as elected.

AMOUNTS PAYABLE ON DEATH OF PAYEE

      In the event of the death of the Payee on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Payee's designated beneficiary as they become due. If there is no designated beneficiary entitled to these remaining payments then living, the Company will pay the amount specified in the schedule below for any Annuity Option then in effect in one sum to the deceased Payee's estate. Any beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the schedule below for such option in one sum. In the event of the death of a beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount specified for such option in the schedule below in one sum to the deceased beneficiary's estate. All payments made in one sum by the Company as provided in this paragraph are made in lieu of paying any remaining payments under the Annuity Option then in effect

      Option Amount

          B The discounted value of the remaining payments, if any, for the certain period.

          D The discounted value of the remaining payments, if any, for the certain period.

      In the case of Options B and D the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that this value will remain unchanged thereafter.

ANNUITY PAYMENT RATES

          The annuity payment rate tables below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of 3% and (b) the monthly Fixed Annuity payment, when the payment is based on the minimum Guaranteed Interest Rate of 2.5% per year.

         The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 2000 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the years 2010-2019, reduced by two years for Annuity Commencement Dates occurring during the decade 2020-2029, and so on.

         The annuity payment rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the years 2000-2009, Thus, for Annuity Commencement Dates occurring in the decade 2010-2019 the term adjusted age as used in the tables below, means actual age less one year. Adjusted age shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2020-2029, and so on.

         Adjusted ages will be determined based on the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact adjusted ages, rates for adjusted ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

         The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company upon request.

           AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000
                     SINGLE LIFE ANNUITY ( INTEREST AT 3.0%)

           OPTION A                                         OPTION B
         LIFE ANNUITY                           LIFE ANNUITY WITH PAYMENTS CERTAIN
--------------------------      ----------------------------------------------------------------------
ADJUSTED                         60 PAYMENTS         120 PAYMENTS     180 PAYMENTS     240 PAYMENTS
   AGE     MALE     FEMALE      MALE     FEMALE    MALE    FEMALE   MALE     FEMALE    MALE     FEMALE
   20      2.98      2.91       2.98      2.91     2.98     2.90     2.98     2.90     2.97      2.90
   25      3.08      2.99       3.08      2.99     3.07     2.99     3.07     2.98     3.07      2.98
   30      3.19      3.09       3.19      3.09     3.19     3.09     3.19     3.08     3.18      3.08
   35      3.34      3.21       3.34      3.21     3.34     3.21     3.33     3.21     3.32      3.20
   40      3.53      3.37       3.53      3.37     3.52     3.37     3.51     3.36     3.49      3.35
   45      3.77      3.57       3.77      3.57     3.76     3.56     3.73     3.55     3.70      3.53
   50      4.07      3.82       4.07      3.82     4.04     3.81     4.00     3.79     3.94      3.76
   55      4.46      4.15       4.45      4.14     4.41     4.12     4.34     4.09     4.23      4.03
   60      4.97      4.58       4.95      4.57     4.88     4.53     4.74     4.46     4.55      4.35
   65      5.68      5.17       5.64      5.15     5.48     5.07     5.22     4.92     4.88      4.71
   70      6.67      6.01       6.56      5.95     6.23     5.78     5.73     5.47     5.16      5.05
   75      8.02      7.22       7.77      7.08     7.08     6.67     6.19     6.02     5.36      5.31
   80      9.92      9.02       9.32      8.65     7.95     7.66     6.54     6.47     5.46      5.44
   85     12.56      11.71      11.17    10.68     8.69     8.55     6.75     6.72     5.50      5.49
   90     16.17      15.54      13.14    12.87     9.20     9.15     6.84     6.83     5.51      5.51


                                    OPTION C
                           JOINT AND SURVIVOR ANNUITY
               (ASSUMED ELECTION OF JOINT AND TWO-THIRDS SURVIVOR)

ADJUSTED AGE            ADJUSTED AGE OF FEMALE
  OF MALE

                55        60        65       70       75

     55        4.11      4.31      4.53     4.77     5.04
     60        4.29      4.52      4.79     5.09     5.42
     65        4.48      4.76      5.09     5.46     5.88
     70        4.70      5.02      5.41     5.88     6.41
     75        4.91      5.28      5.74     6.31     6.99


                                    OPTION D
                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

               YEARS   AMOUNT   YEARS   AMOUNT    YEARS   AMOUNT

                 10     9.61     17      6.22      24      4.84
                 11     8.86     18      5.96      25      4.70
                 12     8.23     19      5.72      26      4.58
                 13     7.71     20      5.51      27      4.47
                 14     7.25     21      5.31      28      4.37
                 15     6.86     22      5.14      29      4.27
                 16     6.52     23      4.98      30      4.18

             AMOUNT OF EACH FIXED MONTHLY ANNUITY PAYMENT PER $1,000
                     SINGLE LIFE ANNUITY (Interest at 2.5%)

              OPTION A                                                             OPTION B
            LIFE ANNUITY                                              LIFE ANNUITY WITH PAYMENTS CERTAIN

  ADJUSTED                                      60 PAYMENTS         120 PAYMENTS           180 PAYMENTS          240 PAYMENTS
     AGE         MALE      FEMALE              MALE     FEMALE     MALE      FEMALE      MALE       FEMALE      MALE      FEMALE
     20          2.67       2.59               2.67      2.59      2.67       2.59       2.67        2.59       2.67       2.59
     25          2.77       2.68               2.77      2.68      2.77       2.68       2.77        2.68       2.77       2.68
     30          2.90       2.79               2.90      2.79      2.89       2.79       2.89        2.79       2.89       2.78
     35          3.05       2.92               3.05      2.92      3.05       2.92       3.04        2.91       3.03       2.91
     40          3.24       3.08               3.24      3.08      3.24       3.08       3.23        3.07       3.21       3.06
     45          3.49       3.29               3.48      3.28      3.47       3.28       3.45        3.27       3.42       3.25
     50          3.79       3.54               3.79      3.54      3.77       3.53       3.73        3.51       3.67       3.48
     55          4.18       3.87               4.17      3.87      4.13       3.85       4.08        3.82       3.97       3.76
     60          4.70       4.31               4.67      4.30      4.61       4.26       4.48        4.20       4.30       4.09
     65          5.40       4.90               5.36      4.88      5.22       4.81       4.97        4.67       4.63       4.45
     70          6.38       5.73               6.28      5.68      5.97       5.52       5.48        5.22       4.92       4.81
     75          7.73       6.94               7.49      6.82      6.83       6.41       5.96        5.78       5.12       5.07
     80          9.62       8.74               9.05      8.38      7.71       7.42       6.31        6.23       5.22       5.21
     85         12.25       11.41             10.91     10.42      8.46       8.32       6.52        6.50       5.27       5.26
     90         15.86       15.23             12.89     12.62      8.98       8.93       6.61        6.61       5.27       5.27


                                    OPTION C
                           JOINT AND SURVIVOR ANNUITY
               (ASSUMED ELECTION OF JOINT AND TWO-THIRDS SURVIVOR)

            ADJUSTED AGE                                                 ADJUSTED AGE OF FEMALE
               OF MALE

                                              55                 60                65                70                75
                 55                          3.83               4.03              4.25              4.49              4.75
                 60                          4.01               4.25              4.52              4.82              5.14
                 65                          4.20               4.49              4.82              5.19              5.60
                 70                          4.41               4.74              5.14              5.60              6.14
                 75                          4.61               4.99              5.46              6.03              6.71


                                    OPTION D
                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

     YEARS          AMOUNT         YEARS          AMOUNT         YEARS         AMOUNT

      10             9.39            17            6.00            24           4.60
      11             8.64            18            5.73            25           4.46
      12             8.02            19            5.49            26           4.34
      13             7.49            20            5.27            27           4.22
      14             7.03            21            5.08            28           4.12
      15             6.64            22            4.90            29           4.02
      16             6.30            23            4.74            30           3.93


                              OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS

      The Contract shall belong to the Owner. All Contract rights and privileges may be exercised by the Owner without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Owner and prior to the Annuity Commencement Date, except as otherwise provided in the Contract.

      The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Annuitant. Such Payees may thereafter exercise such rights and privileges, if any, of ownership which continue.

CHANGE OF OWNERSHIP

      Ownership of a Qualified Contract may not be transferred except to:(1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

      The Owner of a Non-Qualified Contract may change the ownership of the Contract during the lifetime of any Annuitant and prior to the last Annuity Commencement Date. A change of ownership will not be binding upon the Company until written notification is received by the Company. When such notification is so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

DEATH OF OWNER

      If the Owner of a Non-Qualified Contract dies prior to the Annuity Commencement Date, an amount equal to the death benefit (as determined in accordance with the Amount of Death Benefit provision must be distributed to the "designated beneficiary" (as defined below) either (1) within five years after the date of death of the Owner, or (2) as an annuity over some period not greater than the life or expected life of the designated beneficiary, with annuity payments beginning within one year after the date of death of the Owner. For this purpose (and for purposes of Section 72(s) of the Code), the person named as Beneficiary shall be considered the designated beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated beneficiary.

      If the designated beneficiary is the surviving spouse of the deceased Owner, the spouse can elect to continue the Contract in the spouse's own name as Owner, in which case these mandatory distribution requirements will apply on the spouse's death.

      If the Payee dies on or after the Annuity Commencement Date and before the entire accumulation under the Contract has been distributed, the remaining portion of such accumulation, if any, must be distributed as least as rapidly as the method of distribution then in effect.

      In any case in which a non-natural person constitutes a holder of the Contract for the purposes of Section 72(s) of the Code, (1) the distribution requirements described above shall apply upon the death of any Annuitant, and
(2) a change in any Annuitant shall be treated as the death of an Annuitant.

      In all cases, no Owner or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code.

VOTING OF FUND SHARES

      The Company will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Fund, but will follow voting instructions received from persons having the right to give voting instructions. The Owner is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date the Payee is the person having such voting rights. Any shares attributable to the Company and Fund shares for which no timely voting instructions are received will be voted by the Company in the same proportion as the shares for which instructions are received from persons have such voting rights.

      Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under retirement or deferred compensation plans, other than rights afforded by the Investment Company Act of 1940, nor any duty to inquire as to the instructions received or the authority of Owners, or others to instruct the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

      All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner, and each Payee having the right to give voting instructions at least ten days prior to each meeting of the shareholders of the Fund. The number of particular Fund shares as to which each such person is entitled to give instructions will be determined by the Company on a date not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all the Variable Accumulation Units of the particular Sub-Account credited to the Accumulation Account by the net asset value of one Fund share as of the same date. On or after the Annuity Commencement Date, the number of Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the particular Sub-Account with respect to the Payee by the net asset value of a Fund share as of the same date.

PERIODIC REPORTS

      During the Accumulation Period the Company will send the Owner, at least once during each Contract Year, a statement showing the number, type and value of Accumulation Units credited to the Accumulation Account and the fixed accumulation value of such account, which statement shall be accurate as of a date not more than two months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and the Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Accumulation Account and benefits available under the Contract as may be required by applicable laws, rules and regulations.

                              BENEFICIARY PROVISION

DESIGNATION AND CHANGE OF BENEFICIARY

      The Beneficiary designation contained in the Application will remain in effect until changed. The interest of any Beneficiary is subject to the Beneficiary surviving the Owner.

      Subject to the rights of an irrevocable Beneficiary, the Owner may change or revoke the designation of a Beneficiary at any time while the Owner is living. To do so, the Owner must file the change or revocation with the Company at its Annuity Service Mailing Address in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received by the Company. When it is so received, the change or revocation will be effective as of the date on which the beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

                               GENERAL PROVISIONS

AGE AND SEX MISSTATEMENT

      If any date of birth or sex, or both, has been misstated in the Application, or elsewhere, the amounts payable pursuant to this Contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in payments already made by the Company, plus interest at 3% per annum, shall be paid immediately and any excess in the payments already made by the Company, plus interest at 3% per annum, shall be charged against the benefits falling due after the adjustment.

CONTRACT

      This Contract is issued in consideration of the Application and payment of the initial Purchase Payment. This Contract and the Application, a copy of which is attached, constitute the entire Contract. All statements made in the Application will be deemed representations and not warranties, and no statement will void this Contract or be used in defense to a claim unless it is contained in the Application and a copy is attached to this Contract at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of this Contract, or to any waiver of the rights or requirements of the Company.

CURRENCY

      All amounts due under the Contract are payable in United States dollars, lawful money of the United States of America.

DETERMINATION OF VALUES

      The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any Payee and any Beneficiary.

GOVERNING LAW

      This Contract will be governed by the laws of the jurisdiction where the Contract is delivered. This Contract's values are not less than the minimum required by any statute of the state in which this Contract is delivered.

GUARANTEES

      Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in the Contract and other contracts providing benefits which vary in accordance with the investment performance of the Variable Account.

INCONTESTABILITY

      This Contract is incontestable.

MODIFICATION

      Upon notice to the Owner or the Payee(s) during the annuity period, this Contract may be modified by the Company, but only if such modification (a) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (b) is necessary to assure continued qualification of the Contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or (c) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (d) provides additional Variable Account and/or Fixed Account options. In the event of any such modification, the Company may make appropriate endorsement to the Contract to reflect such modification.

NONPARTICIPATING

      This Contract is nonparticipating and will not share in any surplus earnings of the Company.

PAYMENTS BY THE COMPANY

      All sums payable by the Company pursuant to the Contract are payable only at its Home Office or such other place as may be designated by the Company. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to this Contract.

PROOF OF AGE

      The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B, and C prior to the Annuity Commencement Date.

PROOF OF SURVIVAL

      The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.

SPLITTING UNITS

      The Company shall have the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Contract.

OPTIONAL PROGRAMS

      THE COMPANY OFFERS THE FOLLOWING OPTIONAL PROGRAMS WHICH MAY BE SELECTED BY THE OWNER AT TIME OF APPLICATION OR BY WRITTEN REQUEST AFTER THE ISSUE DATE.:

-    DOLLAR COST AVERAGING PROGRAM

          The owner may invest a minimum of $5,000 in a designated Sub-Account or Guarantee Period. Allocations to a Sub-Account will fluctuate according to the performance of the Sub-Account. Under the DCA enhanced interest rate, every month, a level amount is automatically transferred, at no cost, into one or more of the other Sub-Accounts of the owner's choice, up to a maximum of 12. The balance in the designated Sub-Account or Guarantee Period continues to reflect the performance/guaranteed interest rate of the Sub-Account/Guarantee Period. The Option continues until the contract's account value allocated to the designated Sub-Account/Guarantee Period falls below the total monthly transfer amount, or, if earlier, the Guarantee Period reaches maturity. The Dollar Cost Averaging period must be at least six months. Amounts allocated to the variable Sub-Accounts under this option may later be further transferred if the owner has elected the Automatic Asset Allocation Program

-    ASSET ALLOCATION PROGRAM

          The owner may enroll in an automatic Allocation program by choosing one of the Allocation Programs shown on the Application. This program rebalances the owner's Account Value in accordance with the selected Allocation model. This program may not be combined with a Portfolio Rebalancing Program.

-    SYSTEMATIC WITHDRAWAL PROGRAM

          The owner may choose to have automatic withdrawals made from the contract in an amount and frequency (monthly, quarterly, semiannually or annually) determined at time of Application or by written request after the Issue Date. A minimum account value of $10,000 is required to start the program..Withdrawals under the Systematic Withdrawal program may be filly or partially includable in income and may be subject to a 10% federal penalty tax. Consult your tax adviser.

-    PORTFOLIO REBALANCING PROGRAM

          The owner may enroll in an automatic Portfolio Rebalancing program. Under this program, the owner's Account Value is rebalanced to reflect the owner's initial Purchase Payment allocations chosen in the Application. These allocations will be used for future payments unless otherwise specified. Purchase payments allocated to the Guarantee Period(s) will not be rebalanced. The Portfolio Rebalancing Program may not be combined with the Asset Allocation Program


RIGHTS RESERVED BY THE COMPANY

         The Company reserves the right, to the extent permitted by law, to: (1) deregister the Variable Account under the Investment Company Act of 1940; (2) combine any two or more Variable Accounts; (3) operate the Variable Account as a management investment company or in any other form permitted by law; (4) substitute shares of a Fund for shares of another investment company if shares of such Fund are not available, or if, in the Company's judgment, further investment in such Fund's shares is no longer appropriate; (5) add or delete Funds, or series or sub-series thereof, and corresponding Sub-Accounts; (6) add or remove Guarantee Periods available at any time for election by an Owner; and
(7) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Variable Account.

         The Company reserves the right to make any changes as described above or as necessary to keep this Contract in compliance with any changes in federal or state laws, with prior approval of the New York State Insurance Department. We will provide you with notice of any changes.

      SUN LIFE (N.Y.) Sun Life Insurance and Annuity Company of New York

HOME OFFICE:                         ANNUITY SERVICE MAILING ADDRESS:

122 East 42nd Street                 Sun Life Assurance Company of Canada (U.S.)
Suite 1900                           Retirement Products and Services
New York, New York   10017           P.O. Box 9141
                                     Boston, MA  02117